EXHIBIT 99

Press Release dated June 20, 1997 of Darden Restaurants, Inc.

                          DARDEN RESTAURANTS ANNOUNCES
                        STREAMLINED MANAGEMENT STRUCTURE

ORLANDO, FL - Darden Restaurants, Inc., Orlando-based casual dining restaurant company, will establish a streamlined management structure to improve internal communications and better position the company for future growth, it was announced by Joe R. Lee, Darden Chairman and Chief Executive Officer.

"Effective today," Lee said, "we will eliminate the role of Chief Operating Officer of Darden Restaurants. This will streamline internal communications and strengthen our customer focus."

Jeffrey O'Hara, who has held the position of Corporate President and Chief Operating Officer for the past year, submitted his resignation. O'Hara will continue to serve as a senior consultant and resource to the Chief Executive Officer for an interim period.

"Jeff has had a distinguished career at Darden," Lee said. "His contributions to our company have been significant."

"There is a national search to bring in a new Red Lobster President from outside the company who can bring a fresh perspective to this business," Lee said. "We will be looking for a senior executive with a proven track record who has the leadership skills to assist us in achieving our growth and performance objectives."

Brad Blum, President of The Olive Garden, and during the interim, the Red Lobster executive team will now report directly to Lee. This management structure will allow the leadership of the company to be more closely involved with the restaurants and to more quickly respond to industry trends and changing customer demands.